Exhibit 99


For Immediate Release                   Contact: Rick DeLisi
July 2, 2003              Director, Corporate Communications
Page 1 of 2                                   (703) 650-6550

              Atlantic Coast Airlines Update on
           Negotiations With United Airlines, Inc.

Dulles,  VA,  (July 2, 2003) - Atlantic Coast Airlines,  the
Dulles,  VA-based  United  Express  regional  carrier  (ACA)
(NASDAQ/NM: ACAI) today announced the following with regard to its United Express program.

The Company has been engaged in discussions periodically with United Airlines, Inc. related to the terms of a new agreement to replace the existing United Express Agreements between the parties. Although the Company and United have recently exchanged proposals, the parties were unable to reach an agreement on terms the Company believes acceptable during their last discussions on June 30. The Company continues to develop contingency plans to allow it to establish an alternative to the United business in the event that satisfactory arrangements for future United Express service cannot be agreed with United. The Company would pursue such an alternative if it is considered by management to offer more favorable prospects than offered by United. The Company cannot predict the timing or outcome of any decision by United with respect to the Company's code share arrangements.

Statements in this press release and by Company executives regarding its relationship with United Airlines, Inc. and the implementation of alternative business plans, as well as regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: United's decision to elect either to affirm all of the terms of the Company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, the ability and timing of agreeing upon rates with United, the Company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United, the Company's ability to collect post-petition amounts it believes are due from United for rate adjustments and United's ability to successfully reorganize and emerge from bankruptcy; the continued financial health of Delta Air Lines, Inc.; changes in levels of service agreed to by the Company with its code-share partners due to market conditions, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally, the ability of these partners to manage their operations and cash flow, and ability and willingness of these partners to continue to deploy the Company's aircraft and to utilize and pay for scheduled service at agreed upon rates; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy, any of which may impact the Company, its code-share partners, and aircraft manufacturers in ways that the Company is not currently able to predict. These and other factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003. These statements are made as of July 2, 2003 and ACA undertakes no obligation to update any such forward-looking information, even in the event that the status of its negotiations with United changes, or as a result of any other new information, future events, changed expectations or otherwise.

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The Company has a fleet of 148 aircraft-including a total of 118 regional jets-and offers over 840 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.